Exhibit (10) (ai)

MET-PRO CORPORATION
AMENDED AND RESTATED
KEY EMPLOYEE SEVERANCE PAY AGREEMENT

This Amended and Restated Key Employee Severance Pay Agreement (this “Agreement”)  is made as of this 3rd day of April, 2008 between MET-PRO CORPORATION, a Pennsylvania corporation with principal offices at 160 Cassell Road, Harleysville, Pennsylvania (the “Corporation”), and RAYMOND J. DE HONT, of 505 Bow Lane, Gilbertsville, PA 19525 (the “Employee”).

RECITALS

A.           Employee has been employed by the Corporation since June 5, 1995.   In July 2000, Employee was appointed to the position of Chief Operating Officer of the Corporation. Effective March 1, 2003, Employee was appointed President and Chief Executive Officer, and he was elected Chairman of the Board of Directors in September 2003. During the period of his employment, he has performed his duties ably, demonstrating loyalty to the Corporation and greatly benefiting it.

B.           In recognition of Employee’s status as a key employee and to provide the Employee with a deserved measure of security in the event of a change in control of the Corporation, the Corporation entered into a Key Employee Severance Pay Agreement on April 4, 2001 (the “Prior Agreement”).  The parties desire to amend and restate the Prior Agreement in its entirety and replace the Prior Agreement with this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.           Definitions.

(a)           Change in Control.  A “Change in Control” shall be deemed to have occurred as of the date of the first of the following events occur:

(i)               If any “Person” (as hereafter defined) or “Group” (as hereafter defined) of Persons, which Person or Group of Persons is not part of present “Management” (as hereafter defined), acting alone or in concert, becomes the “Beneficial Owner” (as hereafter defined) directly or indirectly of securities of the Corporation representing thirty (30%) percent or more of the combined voting power of the Corporation’s then outstanding securities; or,

(ii)              If there occurs a change in the composition of the Board of Directors within any period of two years or less, as a result of which the individuals who constitute the “Continuing Directors” (as hereafter defined) cease for any reason to constitute at least a majority of the Board of Directors in office at the beginning of such period; or

(iii)             If the shareholders approve of: (a) a reorganization, merger, or consolidation, in each case with respect to which persons who were shareholders of the Corporation immediately prior to such transaction do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated corporation’s then outstanding securities entitled to vote generally in the election of directors; or (b) the  liquidation or dissolution of the Corporation; or (c) the sale of all or substantially all of the Corporation’s assets;

(iv)     If there shall be a change of control as defined by any other agreement or plan to which the Corporation is party.

(b)   Person.  A “Person” is defined in same manner that the term “person” is defined and referred to in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)).

(c)           Continuing Directors.  The “Continuing Directors” consist of the seven persons who are members of the Board of Directors as constituted as of the date of this Agreement; provided, however, that any individual who becomes a Director subsequent to the date hereof whose election or nomination for election by the Corporation’s shareholders  was  approved by a vote of at least a majority of the Directors then comprising the Board of Directors of the Corporation shall be considered a Continuing Director; except that any individual whose initial election or appointment as a Director as a result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board shall not be considered a Continuing Director.

(d)           Beneficial Owner of Securities.  A “Beneficial Owner of Securities” shall be as defined in Rule 13d-3 promulgated under the Act.

(e)           Management.  “Management” shall mean the officers of the Corporation in office at the effective date of this Agreement or their successors elected by a majority of the Continuing Directors, either alone or with any person who is a Continuing Director.

(f)           Compensation.  “Compensation” shall mean the annual base salary (exclusive of bonuses, sick leave, vacation pay, or other extra compensation or benefits) being paid to the Employee at the time when a Change in Control occurs or thereafter, whichever is higher.

(g)           Involuntary Termination of Employment.  “Involuntary Termination of Employment” shall mean

(i)     Termination of employment without “Cause”; or

(ii)    Termination of employment by the Employee as a result of a reduction in his status, or duties, or responsibilities, or rate of compensation, or the imposition of intolerable working conditions.

(h)   Cause.  “Cause” for the purposes of Section 1(g)(i) shall mean conviction for a felony, commission of any act constituting common law fraud, habitual drunkenness or drug abuse, significant malfeasance or nonfeasance of duty, or disloyalty to the Corporation.

(i)           Group.  “Group” shall be as used in Rule 13d-1 promulgated under the Act.

2.           Severance Pay.  In the event of a Change in Control of the Corporation and the Involuntary Termination of Employee’s Employment within eighteen (18) months thereafter, the Employee shall be entitled to receive severance pay equal to twenty four (24) months’ Compensation.  Such severance pay shall be due and payable in full at the time of Employee’s receipt of final payment of his regular compensation.

3.           Continued Performance by Employee.  In consideration of the granting of the benefits to him provided for by this Agreement, Employee agrees:

(a)           That he will continue to use his best efforts to perform his duties as assigned by the Corporation; and

(b)           That, in the event a Change in Control is pending or threatened, he will not voluntarily terminate his employment by the Corporation prior to an actual Change in Control, but will continue to perform his duties in the same manner and with the same effort as he had employed prior to the occurrence of such events.

4.           Rights to Terminate Employment.  This Agreement is not an employment agreement.  Nothing contained herein shall be deemed to preclude the present management of the Corporation or the Employee from terminating Employee’s employment, with or without cause, at any time.

5.           No Obligation to Maintain Reserves.  Nothing in this Agreement shall obligate the Corporation to set aside or earmark any of its assets to fund the obligation hereunder.

6.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.

7.   Applicable Law.  This Agreement shall be interpreted under and governed by the laws of the State of Pennsylvania without giving effect to its conflict of law provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MET-PRO CORPORATION

By:
Raymond J. De Hont, Employee		Gary J. Morgan, Senior Vice President – Finance